Exhibit 16.1

Securities and Exchange Commission

Washington, D.C. 20549

We were previously the independent accountants for New Century Companies, Inc., and on April 1, 2002, we reported on the consolidated financial statements of New Century Companies, Inc. and subsidiary as of and for the two years ended December 31, 2001. On December 27, 2002, we were dismissed as independent accountants of New Century Companies, Inc. We have read New Century Companies, Inc.’s statements included under Item 4 of its Form 8-K for January 6, 2003, and we agree with such statements.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

January 7, 2003